This  announcement  is neither  an offer  to  purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the  Offer to  Purchase dated April  30,  1997,  and  the related
   Letter of Transmittal,  and is  being made  to all holders of Shares. The
    Company  (as defined below)  is not aware of any state where the making of the Offer is  prohibited  by  administrative  or  judicial  action pursuant to any valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance  of Shares  pursuant therein, the Company will make a good faith  effort to comply with such state statute. If after such good faith effort, the Company cannot comply with  such state  statute,  the  Offer  will not be made to (nor will tenders  be  accepted  from or on behalf of) the holders
             of Shares in such state. In any jurisdiction where the
              securities, blue sky or other laws require the Offer
               to  be  made  by a  licensed broker or dealer, the
                Offer shall be deemed to be made on behalf of the
                 Company by  Wheat First Butcher Singer or one or
                  more  registered  brokers or  dealers licensed
                   under the laws of such jurisdiction.




                              Notice of Offer by

                           Matewan BancShares, Inc.

                          to Purchase for Cash Up To

              114,500 Shares of its Convertible Preferred Stock,

                                Series A, 7.5%

                  at a Purchase Price Not in Excess of $26.50

                        Nor Less Than $24.00 per Share

Matewan BancShares, Inc., a Delaware corporation (the "Company"), invites its shareholders to tender up to 114,500 shares of its Convertible Preferred Stock, Series A, 7.5%, par value $1.00 (the "Shares"), to the Company at prices not in excess of $26.50 per Share specified by tendering shareholders, upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 30, 1997 (the "Offer to Purchase") and in the related Letter of Transmittal (which together constitute the "Offer").

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, MAY 30, 1997, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS CONDITIONED UPON A MINIMUM OF 100,000 SHARES BEING PROPERLY TENDERED AND NOT WITHDRAWN, HOWEVER, THE COMPANY RESERVES THE RIGHT BUT WILL NOT BE OBLIGATED TO PURCHASE A LESSER NUMBER OF SHARES IF THE MINIMUM NUMBER OF SHARES ARE NOT PROPERLY TENDERED.

Neither the Company nor the Dealer Manager makes any recommendation to any shareholders as to whether to tender or refrain from tendering Shares. The Company has been advised that no directors or Executive Officers of the Company intend to tender any Shares pursuant to the Offer. Each shareholder must make his or her own decision whether to tender Shares and, if so, how many Shares to tender and the price or prices at which Shares should be tendered.

THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE SHAREHOLDERS DECIDE WHETHER TO ACCEPT OR REJECT THE OFFER. They have been mailed to record owners of Shares and have been furnished to brokers, banks and similar persons whose names or the names of whose nominees appear on the Company's shareholder list (or, if applicable, who are listed as participants in a clearing agency's security position listing) for transmittal to beneficial owners of Shares.

Additional copies of the Offer to Purchase and the Letter of Transmittal may be obtained from the Information Agent, or the Dealer Manager and will be furnished promptly at the Company's expense. Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses set forth below. Shareholders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. King & Co., Inc.

                                77 Water Street
                             New York, N.Y. 10005
                         (212) 269-5550 (Call Collect)

                                      or

                          (800) 290-6427 (Toll-Free)



                     The Dealer Manager for the Offer is:

                          Wheat First Butcher Singer

                               Riverfront Plaza
                             901 East Byrd Street
                           Richmond, Virginia 23219
                         (804) 649-2311 (Call Collect)

                                      or

                          (800) 999-4328 (Toll-Free)


May 1, 1997